As filed with the Securities and Exchange Commission on March 1, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Energizer Resources Inc.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	20-0803515 (I.R.S. Employer Identification No.)
520 – 141 Adelaide Street West, Toronto, Ontario, Canada M5H 3L5 (Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2006 Stock Option Plan of Energizer Resources Inc.
(Full title of the plan)

Richard E. Schler

Vice President and Chief Financial Officer

520 – 141 Adelaide Street West

Toronto, Ontario, Canada  M5H 3L5

(Name and address of agent for service)

(416) 364-4911

 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐

Accelerated filer  ☐

Non-accelerated filer  ☐

Smaller reporting company  ☑

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares reserved for issuance pursuant to Amended and Restated 2006 Stock Option Plan	5,000,000	$0.31 (2)	$1,550,000 (2)	$177.63

(1)

Common shares, $0.001 par value per share, offered by the Registrant pursuant to the Amended and Restated 2006 Stock Option Plan of the Registrant (the “Plan”).

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the bid and asked price of the Registrant’s common shares reported on the OTC Bulletin Board on February 28, 2012, which was $0.31 per share.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 registers 5,000,000 common shares of Energizer Resources Inc. (the “Registrant”) that may be issued pursuant to the exercise of stock options granted under the Amended and Restated 2006 Stock Option Plan of the Registrant (the “Plan”).  The Registrant has previously filed registration statements on Form S-8 to register 22,000,000 common shares of the Registrant reserved for issuance under the Plan.

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act of 1933”), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the United States Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)

The Registrant’s annual report on Form 10-K for the fiscal year ended June 30, 2011, filed with the Commission on September 28, 2011, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act of 1934”).

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 since the end of the fiscal year covered by the Registrant’s annual report incorporated by reference herein pursuant to (a) above.

(c)

The description of the Registrant’s common shares contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on February 8, 2005 under Section 12 of the Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is subject to the Minnesota Business Corporation Act (the “MBCA”).  Section 302A.521 of the MBCA provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met.  These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same act or omissions; (b) that such person acted in good faith; (c) that such person received no improper personal benefit and, if applicable, has satisfied certain conflicts of interest provisions under the MBCA; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct was unlawful; and (e) that such person reasonably believed the conduct was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.  Section 302A.521 of the MBCA further provides that a director or officer is entitled to payment or reimbursement by a corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by such officer or director in advance of the final disposition of a proceeding if certain conditions are satisfied.  Under Section 302A.521 of the MBCA, a decision as to required indemnification or advances of expenses is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The Registrant’s articles of incorporation provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the MBCA.  The Registrant’s bylaws provide that the Registrant shall indemnify its officers and directors for such expenses and liabilities, in such manner, under such circumstances and to the fullest extent permitted by the MBCA.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit
4.1	Amended and Restated 2006 Stock Option Plan of Energizer Resources Inc.
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of MSCM LLP, Chartered Accountants
23.2	Consent of Dorsey & Whitney LLP (contained in its opinion filed as Exhibit 5.1 to this registration statement)
24.1	Power of Attorney (see page II-6 of this registration statement)

Item 9.  Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on February 29, 2012.

ENERGIZER RESOURCES INC.
By: /s/ Richard E. Schler
Richard E. Schler Vice President and Chief Financial Officer

SIGNATURES

AND POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints J.A. Kirk McKinnon and Richard E. Schler, or either of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this registration statement) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J.A. Kirk McKinnon	Chief Executive Officer, Chairman and Director	February 29, 2012
J.A. Kirk McKinnon	(Principal Executive Officer)

/s/ Richard E. Schler	Vice President, Chief Financial Officer and Director	February 29, 2012
Richard E. Schler	(Principal Financial and Accounting Officer)

/s/ John P. Sanderson	Vice-Chairman and Director	February 29, 2012
John P. Sanderson

/s/ Craig Scherba	Vice President of Exploration and Director	February 29, 2012
Craig Scherba

/s/ V. Peter Harder	Director	February 29, 2012
V. Peter Harder

/s/ Quentin Yarie	Director	February 29, 2012
Quentin Yarie

Director
Johann de Bruin

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Amended and Restated 2006 Stock Option Plan of Energizer Resources Inc.
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of MSCM LLP, Chartered Accountants
23.2	Consent of Dorsey & Whitney LLP (contained in its opinion filed as Exhibit 5.1 to this registration statement)
24.1	Power of Attorney (see page II-6 of this registration statement)